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                                                                  EXHIBIT (l)(2)


                              THE DRAKE FUNDS TRUST
                    LOW DURATION FUND SUBSCRIPTION AGREEMENT


         The undersigned, Drake Partners LLC (the "Subscriber") hereby subscribes for a total of one (1) share of beneficial interest, without par value, of Drake Class Shares of the Drake Low Duration Fund (the "Fund"), a new series of The Drake Funds Trust, a Delaware statutory trust (the "Trust") and agrees to pay therefor $ 10 per share, payment of which is herewith made in full.

         The Trust reserves the right to reject this subscription for any reason whatsoever which it, in its sole discretion, deems sufficient, by not signing this agreement and refunding all funds paid herein, in which event the Trust shall have no further obligations hereunder.

         The Subscriber hereby represents that it is acquiring the shares hereby subscribed for, for its own account for investment and with no present intention of reselling, redeeming or otherwise distributing the same.

         This Subscription Agreement contains the entire agreement between the Trust and the Subscriber respecting the subject matter hereof, and no agent or other representative of the Trust or any other person has any power to change or alter its terms.

         The Declaration of Trust of the Trust, as amended, is on file with the Secretary of State of the State of Delaware and notice is hereby given that this Agreement is made and executed on behalf of the Trust, and not by the Trustees or officers of the Trust individually, and the obligations of or arising out of this Agreement are not binding upon the Trustees, officers or shareholders of the Trust individually but are binding only upon the assets and property of the Trust.


Date: December 9, 2004


Accepted and agreed to this
9TH day of December, 2004


THE DRAKE FUNDS TRUST                       DRAKE PARTNERS LLC



By:      /s/ Steven Luttrell                      /s/ Steven Luttrell
        -----------------------                   -----------------------
        Name: Steven Luttrell                     Name: Steven Luttrell
        Title: President                          Title: President